Date:	April 24, 2008

Media Contact:	William H. Galligan	Phone: 816/983-1551
bgalligan@kcsouthern.com
KCS First Quarter 2008 Revenues, Operating Income and Operating
Ratio Improve; EPS up 86% over Prior Year
First Quarter Highlights
•	Revenues of $450.6 million, nearly a 10 % increase over 2007 with all commodity groups experiencing gains

•	Operating income of $83.4 million compared with $72.4 million in 2007, a 15% increase.

•	Operating ratio of 81.5%, nearly 1 point better than last year.

•	Diluted EPS of $0.39 compared with $0.21 in 2007, an 86% increase.
Kansas City, MO. Kansas City Southern (KCS) (NYSE:KSU) recorded first quarter 2008 revenues of $450.6 million, a 9.6% increase over first quarter 2007. The revenue growth was attributable to a continued strong pricing environment and carload/unit growth in some of the company’s business segments.
For the first quarter, KCS revenues were led by automotive, which had revenue growth of 19.4%, and agriculture and minerals, which experienced revenue increases of 16.0% quarter over quarter. In addition, in the first quarter, revenues in chemical and petroleum products increased 14.7%, intermodal grew 9.1%, coal revenues were up 4.2% and forest products and metals improved 1.4%.
First quarter operating expenses were $367.2 million, an increase of 8.4% over last year. Fuel expenses increased 24.6% over the prior year, although this was partially offset by fuel surcharge revenue.
Operating income for the first quarter of 2007 was $83.4 million compared with $72.4 million last year, a 15.2% improvement. The first quarter 2007 operating ratio was 81.5%, a 0.9 point improvement from first quarter 2007.
Net income available to common shareholders in the first quarter totaled $32.9 million, or $0.39 per diluted share, compared with $17.0 million, and $0.21, respectively, in first quarter 2007.

Comments from the Chairman
“We are encouraged by the year-over-year improvement in KCS’ operating ratio especially in the face of significantly higher fuel expenses and weather conditions which provided operating challenges throughout much of the first quarter,” stated Michael Haverty, KCS chairman and chief executive officer. “Increased revenues and solid improvement in key operating metrics were the drivers of our results.
“Tighter operating discipline contributed to our stronger operating performance, which was evidenced by improved trends in train velocity and terminal dwell time in the first quarter. Changes made in the second half of 2007 have taken hold and moved KCS ahead in those key measurements. In addition, the integration of approximately 180 new locomotives into our network fleet has resulted in significant improvement in locomotive availability over the past few months. We have thirty more locomotives which will arrive in the second quarter. This will complete delivery of all 210 units of our three year fleet renewal program, and will result in KCS having a significantly younger fleet than just a few years ago.
“The combination of new business opportunities, strong pricing environment, and continuous operating improvements positions us well for the remainder of the year. Going forward, KCS has the momentum needed to attain its 2008 operating and financial targets even within what is projected to be a difficult economic environment.”
Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holding includes KCSR, serving the central and south central U.S. Its international holdings include Kansas City Southern de Mexico, serving northeastern and central Mexico and the port cities of Lázaro Cárdenas, Tampico and Veracruz, and a 50 percent interest in Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico.
This press release includes statements concerning potential future events involving the Company, which could materially differ from the events that actually occur. The differences could be caused by a number of factors including those factors identified in the “Risk Factors” and the “Cautionary Information” sections of the Company’s Form 10-K for the year ended December 31, 2007, filed by the Company with the Securities and Exchange Commission (SEC) (Commission file no. 1-4717). The Company will not update any forward-looking statements in this press release to reflect future events or developments.

Kansas City Southern
Income Statement
(In millions, except share and per share amounts)
(Unaudited)

	Three Months
	Ended March 31,
	2008	2007
Revenues	$450.6	$411.3

Operating expenses:
Compensation and benefits	106.1	99.9
Purchased services	44.9	46.7
Fuel	77.9	62.5
Equipment costs	45.8	44.9
Depreciation and amortization	40.7	38.1
Casualties and insurance	19.0	19.4
Materials and other costs	32.8	27.4

Total operating expenses	367.2	338.9

Operating income	83.4	72.4

Equity in net earnings of unconsolidated affiliates	4.1	1.1
Interest expense	(39.5)	(39.4)
Foreign exchange gain (loss)	2.5	(3.1)
Other income	3.0	0.6

Income before income taxes and minority interest	53.5	31.6
Income tax expense	15.7	9.3

Income before minority interest	37.8	22.3
Minority interest	0.1	0.1

Net income	37.7	22.2
Preferred stock dividends	4.8	5.2

Net income available to common shareholders	$32.9	$17.0

Earnings per share:
Basic earnings per share	$0.43	$0.22

Diluted earnings per share	$0.39	$0.21

Average shares outstanding (in thousands):
Basic	76,253	75,611
Potential dilutive common shares	21,231	14,724

Diluted	97,484	90,335

Kansas City Southern
Revenue & Carloadings By Commodity – First Quarter 2008
(Dollars in Millions)

Carloadings				Revenue
First Quarter		%		First Quarter		%
2008	2007	Change		2008	2007	Change
			Coal
59,120	62,299	(5.1%)	Unit Coal	$37.0	$35.6	3.9%
13,651	12,844	6.3%	Other Coal	10.0	9.5	5.3%

72,771	75,143	(3.2%)	Total	47.0	45.1	4.2%

			Forest Products & Metals
27,743	30,272	(8.4%)	Pulp/Paper	41.2	40.1	2.7%
4,781	2,881	65.9%	Scrap Paper	5.8	3.7	56.8%
5,528	5,043	9.6%	Pulpwood/Logs/Chips	5.2	4.2	23.8%
4,661	6,454	(27.8%)	Lumber/Plywood	7.5	8.9	(15.7%)
27,284	29,231	(6.7%)	Metal/Scrap	39.7	36.7	8.2%
24,781	28,174	(12.0%)	Military/Other Carloads	24.5	28.6	(14.3%)

94,778	102,055	(7.1%)	Total	123.9	122.2	1.4%

			Chemical & Petroleum Products
4,021	3,430	17.2%	Agri Chemicals	5.4	4.2	28.6%
26,273	22,771	15.4%	Other Chemicals	36.9	29.8	23.8%
16,489	17,904	(7.9%)	Petroleum	24.1	23.3	3.4%
14,862	10,479	41.8%	Plastics	20.3	18.3	10.9%

61,645	54,584	12.9%	Total	86.7	75.6	14.7%

			Agriculture and Minerals
40,379	39,156	3.1%	Grain	66.3	52.0	27.5%
14,546	16,031	(9.3%)	Food Products	23.4	25.0	(6.4%)
12,523	14,208	(11.9%)	Ores and Minerals	12.7	11.8	7.6%
4,352	3,475	25.2%	Stone, Clay & Glass	6.4	5.0	28.0%

71,800	72,870	(1.5%)	Total	108.8	93.8	16.0%

			Intermodal & Automotive
124,067	129,305	(4.1%)	Intermodal	35.8	32.8	9.1%
27,212	22,839	19.1%	Automotive	28.3	23.7	19.4%

151,279	152,144	(0.6%)	Total	64.1	56.5	13.5%

452,273	456,796	(1.0%)	TOTAL FOR BUSINESS UNITS	430.5	393.2	9.5%
			Other Revenue	20.1	18.1	11.0%

452,273	456,796	(1.0%)	TOTAL	$450.6	$411.3	9.6%